Exhibit 3.25

State of Delaware Secretary of State Division of Corporations Delivered 11:23 AM 10/16/2009 FILED 11:19 AM 10/16/2009 SRV 090941220 – 4742748 FILE

CERTIFICATE OF FORMATION

OF

RANGELAND ENERGY, LLC

1. The name of the limited liability company is Rangeland Energy, LLC (the “Company”).

2. The registered office of the Company in the State of Delaware is located at 615 South Dupont Highway, Dover, Kent County, Delaware 19901. The name of its registered agent at such address is Capitol Services, Inc.

3. The name and address of the organizer of the Company is as follows:

Name	Address
Sarah E. McLean	333 Clay Street, Suite 3300
Houston, Texas 77002

THE UNDERSIGNED, being the organizer hereinbefore named, for the purpose of forming a limited liability company pursuant to the Delaware Limited Liability Company Act, does hereby make this certificate, hereby declaring and certifying that this is her act and deed and the facts herein stated are true, and, accordingly, has hereunto set her hand this 16th day of October, 2009.

/s/ Sarah E. McLean
Sarah E. McLean, Organizer